    NEWS RELEASE
FOR IMMEDIATE RELEASE

Par Pacific to Acquire U.S. Oil & Refining Co. to Significantly Boost Mainland Refining and Logistics Presence

–	$358 million purchase price plus acquired net working capital

–	Connects existing assets in Hawaii, Pacific Northwest and Rockies to create an integrated downstream network with significantly enhanced scale and diversification

–	Geographically and logistically well-positioned to source discounted Western Canadian and Bakken crudes

–	Expected to be immediately accretive to Adjusted Net Income per common share

–	Par Pacific to host conference call and webcast at 9 a.m. ET on November 27, 2018

HOUSTON – November 27, 2018 – Par Pacific Holdings, Inc. (NYSE: PARR) (“Par Pacific”) today announced that it has signed a definitive agreement to acquire U.S. Oil & Refining Co. and certain affiliated entities (collectively, “U.S. Oil”), a privately-held downstream business, for $358 million plus net working capital. The acquisition includes a 42,000 bpd refinery, a marine terminal, a unit train-capable rail loading terminal, and 2.9 MMbbls of refined product and crude oil storage. The refinery and associated logistics system are strategically located in Tacoma, WA and currently serve the Pacific Northwest market.

“This transformative acquisition connects our existing assets in Hawaii, Pacific Northwest and the Rockies to create an integrated downstream network with significantly enhanced scale and diversification,” said William Pate, President and CEO of Par Pacific Holdings. “We have been executing an ambitious strategic growth plan focused on attractive downstream markets for over three years and the acquisition of U.S. Oil further demonstrates the progress we have made. We believe that this transaction provides a strong platform for earnings and cash flow growth.”

U.S. Oil’s refinery is located on 139 acres of fee-owned land near Tacoma, WA. The 42,000 bpd refinery has the flexibility to optimize its crude slate based on market conditions; currently, discounted Bakken and Cold Lake crude represent over 95% of its current crude slate. U.S. Oil’s diverse logistics assets include 2.9 MMbbls of storage capacity, a proprietary 14-mile jet fuel pipeline, a marine terminal with 15 acres of waterfront property, a unit train rail facility with 107 unloading spots and a truck rack with six truck lanes and 10 loading arms. These assets provide connectivity to Bakken, Canadian and Alaskan crude and Pacific, West Coast, Pacific Northwest and Rockies product markets.

Under the terms of the agreement, Par Pacific will purchase 100% of the equity interests of U.S. Oil for total consideration of $358 million plus net working capital. For the twelve months ended September 30, 2018,

U.S. Oil generated Adjusted EBITDA of approximately $86 million. Par Pacific estimates that annual operational and cost synergies of $7.5 million to $12.5 million will result from the transaction.

The transaction is expected to be funded with proceeds from a $225 million secured term loan and $150 million of equity financing. Committed debt financing is being provided by Goldman Sachs, subject to customary terms and closing conditions. Committed equity financing is being provided by U.S. Oil’s financial sponsor but the Company may alternatively seek equity financing via the capital markets. The transaction is expected to close in January 2019 and is subject to customary closing conditions.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Conference Call
A conference call to discuss this acquisition is scheduled for Tuesday, November 27, 2018 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time). To access the call, please dial 1-877-404-9648 inside the U.S. or 1-412-902-0030 outside the U.S. and ask for the Par Pacific call. The webcast may be accessed online through the Company's website at http://www.parpacific.com on the Investor Relations page. Please log on at least 10 minutes early to register. A telephone replay will be available through December 4, 2018 and may be accessible by calling 1-877-660-6853 inside the U.S. or 1-201-612-7415 outside the U.S. and using the conference ID 13685344#. Also, an archive of the webcast will be available shortly after the call on the Company's website at www.parpacific.com and will be accessible for approximately 90 days.

About Par Pacific
Par Pacific Holdings, Inc. (NYSE: PARR), headquartered in Houston, Texas, owns and operates market-leading energy and infrastructure businesses.  Par Pacific’s strategy is to acquire and develop energy and infrastructure businesses in logistically complex markets.  Par Pacific owns and operates one of the largest energy networks in Hawaii with a 94,000-bpd refinery, a logistics system supplying the major islands of the state and 91 retail locations.  In the Pacific Northwest and the Rockies, Par Pacific owns and operates an 18,000-bpd refinery, a logistics system and 33 retail locations.  Par Pacific also owns 46% of Laramie Energy, LLC, a natural gas production company with operations and assets concentrated in Western Colorado.

Forward-Looking Statements
This press release includes certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to qualify for the "safe harbor" from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements with respect to the acquisition of US Oil and Refining Co. (the "Acquisition"), effects and timing of the closing of the Acquisition, the anticipated financing for the Acquisition and the amount of debt and equity consideration, the anticipated synergies and other benefits of the Acquisition, the anticipated financial and operating results of the Acquisition and the effect on Par Pacific's cash flows and profitability (including Adjusted EBITDA and Adjusted Net Income per common share) are forward-looking statements. Additionally, forward looking statements are subject to certain risks, trends, and uncertainties. Par Pacific cannot provide assurances that the assumptions upon which these forward-looking statements are based will prove to have been correct. Should one of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements, and investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Par Pacific does not intend to update or revise any forward-looking statements made herein or any other forward-looking statements as a result of new information, future events or otherwise. Par Pacific further expressly disclaims any written or oral statements made by a third party regarding the subject matter of this news release.

Investor Relations Contact
Suneel Mandava
smandava@parpacific.com
713.969.2136

Media Relations Contact
Jack Lascar
parr@dennardlascar.com
713-529-6600

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